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              [LETTERHEAD OF PHELPS DUNBAR, L.L.P. APPEARS HERE]



                                April 24, 1997


                                                                     EXHIBIT 8.1
Pontotoc BancShares Corp.
19 South Main Street
Pontotoc, Mississippi  38863

First National Bank of Pontotoc
19 South Main Street
Pontotoc, Mississippi  38863

     Re:  First Interim National Bank of Pontotoc -
          Acquisition of First National Bank of Pontotoc

Ladies and Gentlemen:

     We have acted as counsel to Pontotoc BancShares Corp. ("Holding Company") and First National Bank of Pontotoc ("Bank") in connection with the transaction described below. In that regard, we have been requested to issue our opinion as to certain matters included in Amendment No. 1 to the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (the "Proxy Statement"), under the caption entitled "Federal Income Tax Consequences."

     In connection with the foregoing, we have examined and are relying upon the following documents: (1) the Plan of Reorganization and Agreement of Merger between Holding Company, First Interim National Bank of Pontotoc ("Interim") and Bank included as an exhibit to the Proxy Statement (the "Plan"); (2) the Application to Merge filed by Interim and Bank with the Office of the Comptroller of the Currency (the "Application"); (3) the Proxy Statement; (4) the Articles of Incorporation of Holding Company; (5) the Bylaws of Holding Company; (6) the Articles of Association of Interim; (7) the Bylaws of Interim; and (8) the Articles of Association of Bank. All references to capitalized terms, unless otherwise indicated, shall have the same meaning as such terms have in the Proxy Statement.

     We have made such legal and factual examinations and inquiries as we have deemed advisable and necessary for the purpose of rendering this opinion. We have examined originals or copies of documents, corporate records and other writings which we consider
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April 24, 1997
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relevant for the purposes of this opinion. We also have discussed such matters as we have deemed relevant to this opinion with certain officers, directors and shareholders of Holding Company, Interim, and Bank and, with respect to certain factual matters involving Bank and its shareholders, we have relied on certificates of officers, directors and shareholders of Bank.

     The Boards of Directors of Holding Company and Bank have determined that it is desirable and in the best interest of Holding Company and Bank that Bank merge into Interim and become a wholly-owned subsidiary of Holding Company. The Plan provides that (i) Bank will merge into Interim in accordance with the laws of the United States of America (the "Merger"), and (ii) after the Merger, Interim will remain a wholly-owned subsidiary of Holding Company.

     On the effective date of the Merger, each outstanding share of common stock of Bank ("Bank Common Stock"), $10.00 par value, other than shares already owned by the Holding Company will be converted into ten shares of common stock, no par value per share, of Holding Company ("Holding Company Common Stock").

     The opinions contained herein are based upon the representations and statements contained in the aforementioned documents and are limited in all respects to matters of Federal income tax law. In rendering our opinion, we have assumed, with the approval of the Boards of Directors of Holding Company and Bank, the following:

         (a) The due execution of the Plan, the due execution and proper filing of the Application and the enforceability, in accordance with its terms, of the Plan and the effectiveness, in accordance with its terms, of the Application.

         (b) The fair market value of the Holding Company Common Stock and other consideration received by each Bank shareholder will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

         (c) There is no plan or intention by the shareholders of Bank who own one percent or more of the Bank Common Stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of Holding Company Common Stock received in the transaction that would reduce the Bank shareholders' ownership of Holding Company Common Stock to a number of
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     shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Bank as of the same date. For purposes of this assumption, shares of Bank Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Holding Company Common Stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (d) Interim will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this assumption, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         (e) Prior to the transaction, Holding Company will be in control of Interim within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         (f) Following the transaction, Interim will not issue additional shares of its stock that would result in Holding Company losing control of Interim within the meaning of Section 368(c) of the Code.

         (g) Holding Company has no plan or intention to reacquire any of its stock issued in the transaction if such reacquisition would reduce the Bank shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding stock of Bank as of the same date. For purposes of this assumption, shares of Bank Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Holding Company Common Stock held by Bank shareholders and otherwise sold, redeemed,
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     or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (h) Holding Company has no plan or intention to reacquire any of its stock issued in the transaction if such reacquisition would result in the purchase of stock having a value (as of the date of the transaction), when added to the value of all other assets of Bank that are deemed not to be acquired by Interim in determining whether Interim has received substantially all of Bank's assets for federal tax purposes, of more than 10 percent of the fair market value of the net assets or more than 30 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this assumption, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         (i) Holding Company has no plan or intention to liquidate Interim; to merge Interim with and into another corporation; to sell or otherwise dispose of the stock of Interim; or to cause Interim to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         (j) The liabilities of Bank assumed by Interim and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

         (k) Following the transaction, Interim will continue the historic business of Bank or use a significant portion of Bank's business assets in a business.

         (l) Holding Company, Interim, Bank, and the shareholders of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

         (m) There is no intercorporate indebtedness existing between Holding Company and Bank or between Interim and Bank that was issued, acquired, or will be settled at a discount.
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         (n)  No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (o) Bank will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Holding Company, nor will Holding Company directly or indirectly reimburse Bank for any payments to dissenters.

         (p) Except for shares purchased in connection with this reorganization or acquired as a result of the Holding Company Merger, neither Holding Company nor Interim owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of Bank.

         (q) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (r) The fair market value of the assets of Bank transferred to Interim will equal or exceed the sum of the liabilities assumed by Interim, plus the amount of liabilities, if any, to which the transferred assets are subject.

         (s)  No stock of Interim will be issued in the transaction.

         (t) None of the compensation received by any shareholder-employee of Bank will be separate consideration for, or allocable to, any of their shares of Bank stock; none of the shares of Holding Company Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (u) At the time of the exchange, Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Bank which, if exercised or converted, would, prior to or after the exchange affect Holding Company's acquisition or retention of control of Interim, as defined in Section 368(c) of the Code.
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         (v)  The compensation that will be paid by Interim to the officers and key employees that it may employ after the exchange will not be part of the consideration paid for any shares of Bank Common Stock held by any such officers or key employees. The compensation that will be paid to such officers and key employees will be commensurate with the duties to be performed by the officers and key employees.

         (w) No distributions will be made by Bank with respect to the stock received in the proposed transaction, other than regular normal dividends consistent in amount and effect with prior dividend policy.

         (x) Holding Company intends to service the debt, the proceeds of which Holding Company has used or plans to use to pay cash to certain selling shareholders of Bank and to dissenters of Bank, if any, with amounts derived from dividends paid by Interim in the ordinary course of business out of post-acquisition earnings and profits. Holding Company has no plan or intention to cause Interim to make loans to or pay dividends to Holding Company out of any pre-acquisition earnings and profits of Bank for purposes of servicing such debt.

         (y) There are no other facts, documents or agreements among Holding Company, Bank and/or Interim which alter, modify or change in any manner the validity and accuracy of the assumptions and information contained herein.

     On the basis of our examination of the aforementioned documents, the representations contained therein and the assumptions set forth above, and having considered the applicable Federal income tax law as it exists on the date hereof, we are of the opinion that:

              (i) Neither the Bank, Interim nor the Holding Company will recognize any gain or loss as a result of the reorganization;

              (ii) No gain or loss will be recognized to the shareholders of the Bank upon conversion of their shares; the tax basis of shares of the Holding Company's Common Stock received in the reorganization will be the same as the tax basis of the shares of the Bank's Common Stock previously owned; and if the shares of the Bank's Common Stock were held as capital assets, the holding period of the shares of Holding Company's Common Stock received will include the holding period of the shares of the Bank's Common Stock exchanged therefor; and
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          (iii)  A shareholder of the Bank who exercises his or her rights as a dissenter and thereby receives cash for his or her shares will recognize income, gain or loss measured by the difference between the amount of cash received and the tax basis of his or her shares of the Bank's Common Stock, subject to the provisions of Code Section 302. Such distributions will generally be treated as capital gain or loss if the shares were held as capital assets. However, a dissenting shareholder must take into account the effect that Sections 302 and 318 of the Code may have in determining consequences of the transaction if he or she receives only cash, which could cause the distributions to be treated as ordinary income or, possibly, as a dividend to the dissenter.

     This opinion is expressly limited to the Federal income tax consequences of the Merger that are enumerated above. We express no opinion as to any other Federal income tax consequences of the Merger or to matters governed by the laws of any state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or future changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

     This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of and effective on the date hereof, any one or more of which are subject to change either prospectively or retroactively. There can be no assurance that contrary positions may not be successfully asserted by the Internal Revenue Service, or that a court considering such matters would not hold otherwise. Moreover, no opinion is rendered with respect to the effect, if any, which pending or proposed legislation may have on any of the foregoing matters.

     This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in manner contrary to the opinions set forth above.
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April 24, 1997
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     This opinion is solely for the benefit of Holding Company and Bank and may not be otherwise used, quoted, relied upon or referred to, nor may copies be delivered to any other person or entity without our prior written permission.


                                            Sincerely,


                                            /s/ Phelps Dunbar, L.L.P.
                                            ----------------------------
                                            PHELPS DUNBAR, L.L.P.